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                                                                    EXHIBIT 99.1

GUIDANT
PRESS RELEASE

DATE:           August 11, 1998

Guidant         Todd McKinney, Investor Relations, 317-971-2094
CONTACTS:       Carol A. Lindahl, Media Relations, 651-582-4461
                Rob Allen, Media Relations, 317-971-2031

InControl       Phil M. Okeson, CFO and Treasurer, 425-861-9800, Ext. 157
CONTACTS:       Sean M. Cleary, Vice President, Worldwide Marketing and Sales,
                     425-861-9800, ext. 660


      GUIDANT TO ACQUIRE INCONTROL FOR APPROXIMATELY $135 MILLION IN CASH

INDIANAPOLIS, IN AND REDMOND, WA -- AUGUST 11, 1998 -- Guidant Corporation (NYSE and PCX: GDT), a world leader in the treatment of cardiovascular disease through innovative medical devices, and InControl Inc., (NASDAQ: INCL), a pioneer in the development of device technology for the treatment of atrial arrhythmias, today announced that a definitive agreement has been signed, setting the stage for Guidant to acquire InControl.

"The acquisition of InControl, with its unmatched understanding of device treatment for atrial arrhythmias, complements our leadership position in the treatment of ventricular arrhythmias and creates exciting new opportunities for Guidant's future product portfolio," explained James M. Cornelius, Guidant chairman of the board of directors.

Pursuant to the terms of the agreement, each outstanding share of InControl common stock will be purchased for $6.00 in cash, for a total purchase price in excess of $135 million. To implement the agreement, Guidant will commence a cash tender offer within five business days. The completion of the tender offer is subject to a number of customary conditions, including the acquisition of a majority of InControl's outstanding common stock on a fully diluted basis and the expiration of the waiting period under the Hart-Scott-Rodino Act. Shares not purchased under the tender offer will be acquired in a subsequent merger at the same price as soon as practicable after completion of the tender offer. The acquisition will be accounted for under the purchase method and will result in a one-time charge of approximately $90 million, which represents the value assigned to purchased research and development. Excluding this one-time charge, the acquisition is not expected to be materially dilutive to Guidant's earnings.

Ron Dollens, Guidant president and CEO, commented, "With the acquisition of InControl we gain access to the pre-eminent intellectual property portfolio in the field of device-based delivery of atrial therapies. Moreover, we gain an organization whose knowledge of atrial arrhythmias is without equal. We plan to merge operations of InControl into our Cardiac Rhythm Management business group."


GUIDANT CORPORATION
P.O. BOX 44906  INDIANAPOLIS, IN 46244  TEL:317 971 2000  FAX:317 971 2040


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"Atrial arrhythmias represent an enormous unmet clinical need," according to
Jay Graf, president of the Guidant CRM Group. "The acquisition of InControl will substantially enhance our ongoing work in creating devices that treat multiple heart rhythm disorders. We believe that a variety of pacing, defibrillation and ablation therapies will be used to treat atrial heart rhythm disorders in the future. The InControl patent portfolio provides us with the freedom to create advanced devices designed to provide physicians with maximum flexibility to match therapy to patient need."

"Guidant was clearly our first choice as a business partner," noted Kurt C. Wheeler, chairman, CEO and president of InControl. "We match up well technologically, culturally and in a common view of how patients with atrial arrhythmias will be managed." InControl's main product is the Metrix (TM), an implantable atrial defibrillator. The Metrix has CE mark approval and is being sold in Europe. It is in clinical investigation in the United States. Guidant intends to complete that clinical trial and seek FDA approval to market in the United States.

A global leader in the medical device industry, Guidant provides innovative, minimally invasive and cost-effective products and services for the treatment of cardiovascular and vascular disease.

InControl designs, develops and manufactures devices for the treatment of atrial arrhythmias.

For more information about Guidant's products and services, visit the company's Web site at http://www.guidant.com.

For more information about InControl, visit InControl's Web site at http://www.incontrol.com.


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GUIDANT CORPORATION
P.O. BOX 44906 INDIANAPOLIS, IN 46244 TEL: 317 971 2000 FAX: 317 971 2040